EXHIBIT 11.1
                         THE NORTH FACE, INC.

                  COMPUTATION OF NET LOSS PER SHARE
              (In thousands, except per share amounts)

                                                Three Months Ended  Six Months Ended
                                                     June 30,           June 30,
                                               ------------------- ------------------
                                               1998      1997      1998     1997
                                               --------- --------- -------- ---------

Weighted average shares outstanding
  during the period:

Weighted average shares outstanding - basic   11,968    11,222   11,752    11,220

Incremental shares from assumed
  exercise of stock options............ .          0         0        0         0
                                             --------- --------- -------- ---------
Weighted average common and common
  equivalent shares outstanding - diluted     11,968    11,222   11,752    11,220
                                             ========= ========= ======== =========

Net Loss................................     ($2,670)  ($2,007) ($2,210)  ($1,772)
                                             ========= ========= ======== =========

Net Loss Per Share
     Basic..............................      ($0.22)   ($0.18)  ($0.19)   ($0.16)

     Diluted............................      ($0.22)   ($0.18)  ($0.19)   ($0.16)


